                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 24th day of October, 1996, by and among SPECTRUM HEALTH SERVICES, INC., a Florida corporation ("Seller") and Seller's parent, NEWCARE HEALTH CORPORATION, a Nevada corporation ("NewCare"), and NCS HEALTHCARE OF FLORIDA, INC., an Ohio corporation qualified to do business in Florida ("Purchaser").


                               R E C I T A L S :

         A. Purchaser desires to purchase, and Seller is willing to sell, the operating assets of Seller's institutional and correctional pharmacy, medical supply and equipment, home infusion and I.V. businesses (collectively, the "Business"), currently located at 6026 Jetport Industrial Blvd., Tampa, Florida, 6499 38th Avenue North, Suite H-1, St. Petersburg, Florida, 3711 SW 42nd Avenue, Gainesville, Florida and 1017 Shady Oaks, Suite 200, Denton, Texas (collectively, the "Premises").

         B. As a condition to such acquisition, each of Seller, NewCare, Edward R. Meyer and Matthew Carroll are willing to enter into an agreement prohibiting the unauthorized use or disclosure of confidential information or competing with Purchaser with respect to the Business.

                 NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties, and covenants herein contained and each act to be performed hereunder, it is agreed as follows:


                                   ARTICLE I
                              PURCHASE OF ASSETS

         Section 1.01. Sale Assets. Seller agrees to sell, transfer, assign, and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the consideration, and subject to the conditions and upon the terms hereinafter set forth, the following assets, rights, and interests of Seller (collectively, the "Sale Assets"):

                 (a) Furniture, Equipment, Vehicles, and Leasehold Improvements. The tangible personal property, movable and fixed, and leasehold improvements owned by Seller and located at the Premises or at customers' premises and used in the operation of the Business, which property is more particularly described in Schedule 1.01(a) attached hereto and made a part hereof, as well as all rights, title, and interest under manufacturers' and vendors' warranties, if any, relating to such tangible personal property and leasehold improvements;

                 (b) Inventory and Supplies. In-dated inventory and supplies located at the Premises, and used or held for sale in connection with the Business;

                 (c) Accounts Receivable. Certain accounts receivable as particularly set forth on Schedule 1.01(c) attached hereto and made a part hereof;

                 (d) Prepaid Expenses and Security Deposits. Prepaid expenses and security deposits paid by or on behalf of Seller in connection with the Business and which are reflected on the books and records of Seller as assets of the Business and listed by the parties at Closing on Schedule 1.01(d) attached hereto and made a part hereof;

                 (e) Pharmacy, I.V., and Other Agreements. Seller's rights under each of the pharmacy service, I.V., and other agreements listed on Schedule 1.01(e) attached hereto and made a part hereof (the "Pharmacy, I.V., and Other Agreements"), as well as certain contracts, agreements, commitments, undertakings, and other arrangements expressly accepted by NCS; and

                 (f) Customer Lists, Files, and Records; Goodwill and Non-Compete Covenants. (i) Originals or copies of customer records, vendor lists, customer lists, and certain other documents used or intended for use in connection with the Business; (ii) goodwill; and
         (iii) certain non-competition covenants as provided herein.

         It is understood and agreed by the parties that the Sale Assets will be sold, conveyed, transferred, and assigned by Seller to Purchaser as of the Closing Date (hereinafter defined), free and clear of all liens, charges, encumbrances, debts, and liabilities whatsoever.

         Section 1.02.  Liabilities.

                 (a) Purchaser shall not assume any liabilities of Seller of any nature whatsoever, except for (i) executory and performance obligations of Seller under certain service agreements, i.e., the Pharmacy, I.V., and Other Agreements (the "Assumed Contracts"), (ii) certain equipment lease obligations which are expressly assumed by Purchaser and do not exceed $255,000.00 (the "Assumed Lease Obligations"), (iii) certain trade accounts payable of Seller not to exceed $1,622,000.00 (the "Assumed Accounts Payable") and (iv) such other liabilities which Purchaser shall have expressly agreed in writing to assume by an appropriate instrument of assumption. The Assumed Contracts, Assumed Lease Obligations and Assumed Accounts Payable (collectively, the "Assumed Liabilities") are more particularly set forth on Schedule 1.02 to this Agreement. Personal property taxes for the current year shall be prorated as of the Closing Date.

                 (b)      Other than the Assumed Liabilities referred to in
         Section 1.02(a) above, Seller and NewCare agree that they will be solely responsible for the satisfaction and discharge of any debt, obligation, or liability whatsoever of Seller or NewCare whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due including, but not limited to, such liabilities incurred in connection with, in any way arising out of, or related to, the Sale Assets, any liabilities for taxes, and any liabilities resulting from any governmental authority with respect to the Business, including but not limited to, the federal Medicare program or any state Medicaid program, which seeks recoupment for payments attributable to periods prior to the Closing Date.

         Section 1.03. Real Estate Lease; Prorated Expenses. As of the Closing, Purchaser shall assume Seller's non-delinquent obligations under existing leases for the use of the Premises (collectively, the "Leases"). Certain expenses such as utilities, telephone, trash removal, janitorial, security, real property taxes, etc. directly relating to the use of the Premises shall be prorated between Seller and Purchaser as of the Closing Date.

         Section 1.04. Employment Agreements. At Closing, Edward R. Meyer and Matthew Carroll shall each enter into an employment agreement with Purchaser which, among other things, shall contain covenants prohibiting unauthorized use or disclosure of proprietary and confidential information and against competition with Purchaser, its parent, NCS HealthCare, Inc. ("NCS") and subsidiaries of NCS with respect to the Business.

                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

         Section 2.01. Purchase Price. Subject to the terms and conditions of this Agreement, the agreed purchase price for the Sale Assets ("Purchase Price") shall be the sum of (i) the Assumed Liabilities as described in Section
1.02 of this Agreement and (ii) the items listed below in paragraphs (a) through (f) below:

                 (a) Furniture, Equipment, Vehicles, and Leasehold Improvements. All items of furniture, equipment, vehicles, and leasehold improvements used or usable in the Business as listed on
         Schedule 1.01(a) shall be purchased by Purchaser for $977,187.18.

                 (b) Inventory and Supplies. Only items of in-dated inventory and supplies owned by Seller which are salable or useable in the Business and on hand at the Premises at the time of Closing (the "Inventory and Supplies") shall be purchased by Purchaser. Seller and Purchaser shall perform a physical inventory immediately following the Closing. Any expenses of any third party used to take the physical inventory shall be borne equally by Seller and Purchaser. The purchase price for the Inventory and Supplies shall be Seller's invoice cost less discounts and rebates taken or otherwise available to Seller. Seller shall have seven (7) days from the Closing Date to remove from the Premises any inventory and supplies not purchased by Purchaser.

                 (c) Accounts Receivable. Accounts receivable of Seller which are not more than 180 days outstanding shall be purchased by Purchaser for their face amount, as more particularly set forth on
         Schedule 1.01(c).

                 (d) Prepaid Expenses and Security Deposits. Prepaid expenses and security deposits paid by or on behalf of Seller in connection with the Business and which are reflected on the books and records of Seller as assets of the Business (the "Prepaid Expenses and Security Deposits") shall be purchased by Purchaser for their face amount, as more particularly set forth on Schedule 1.01(d).

                 (e) Pharmacy, I.V., and Other Agreements. Nondelinquent obligations of Seller under the Pharmacy, I.V., and Other Agreements for periods after the Closing Date shall be assumed by Purchaser.

                 (f) General Intangibles. Seller's general intangibles including customer lists, files and records, goodwill and non-compete covenants shall be purchased for Three Million Eight Hundred Thousand Dollars ($3,800,000.00).

         Section 2.02. Allocation. At Closing, Seller and Purchaser shall execute a written agreement, in the form of Schedule 2.02, setting forth their calculation of the Purchase Price based upon the foregoing provisions. Seller and Purchaser shall each report the foregoing agreed-upon allocation on Internal Revenue Service Form No. 8594 and shall each furnish to the others a copy of the Form No. 8594 which they file with the Internal Revenue Service.

         Section 2.03.  Payment of Purchase Price.

                 (a) Cash Payments. At Closing, the Purchase Price minus the sum of (i) Assumed Accounts Payable; (ii) Assumed Lease Obligations; (iii) a holdback of $180,000.00; and (iv) a holdback of $500,000.00, shall be paid by Purchaser to Seller by wire transfer pursuant to Seller's written instructions. On or before November 15, 1996 and after determination of Inventory and Supplies, Prepaid Expenses and Security Deposits, Assumed Accounts Payable and Assumed Lease

         Obligations, Seller will receive the sum of $180,000.00 minus the sum of any negative post-closing adjustment as provided in Section 2.03(b) below. In addition, within ten (10) days of May 1, 1997 and after determination of any negative post-closing adjustment under Section 2.03(d) herein, Seller will receive the sum of $500,000.00 minus the sum of any negative post-closing adjustment as provided in Section 2.03(d) below. Such payment(s) shall be made by Purchaser to Seller by corporate check. In the event post-closing adjustments under either Section 2.03(b) or Section 2.03(d) of this Agreement exceed the sum of $180,000.00 or $500,000.00, respectively, Seller shall pay to Purchaser by bank certified or cashier's check an amount equal to such excess upon Purchaser's demand.

                 (b) Adjustment for Deficient Assets and Excess Liabilities. The payments due hereunder shall be reduced by (1) the amount, if any, which Inventory and Supplies are less than reported on
         Schedule 2.02, (2) the amount, if any, Prepaid Expenses and Security Deposits are less than reported on Schedule 2.02, (3) the amount, if any, which Assumed Accounts Payable exceed $1,622,000.00 and (4) the amount, if any, which Assumed Lease Obligations exceed $255,000.00.

                 (c)      Adjustment for Pro-rated Items.  One hundred twenty
         (120) days after the Closing Date, Seller and Purchaser shall determine and make the following post-closing adjustment: Pro-ration of items described in Section 1.03 which were not properly pro-rated at the time of Closing. The responsible party shall reimburse the paying party upon demand.

                 (d)      Adjustment for Uncollectible Accounts Receivable.
         The aggregate amount of any accounts receivable purchased by Purchaser hereunder which is still outstanding as of May 1, 1997 shall be treated as a credit against the Purchase Price and shall reduce the final cash payment to Seller as provided in Section 2.03 of this Agreement. Such accounts receivable shall be assigned by Purchaser to Seller upon making the negative post-closing adjustments and receipt of Seller's payment, if applicable, as provided in Section 2 of this Agreement. Purchaser agrees that it will diligently pursue collection of the accounts receivable assigned to it at Closing in a manner consistent with the past practices of its affiliates; provided, however, that nothing contained herein shall be deemed to require Purchaser to institute any legal action to collect any of the outstanding accounts receivable purchased by it hereunder. Within ten
         (10) days after the end of each month, Purchaser shall provide NewCare with a schedule setting forth, for the month just ended, a list of the accounts receivable collected during such month and the amount remaining outstanding as of the last day of such month.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         Section 3.01. Representations and Warranties of Seller. Subject to the provisions of Article VIII of this Agreement, Seller and NewCare, jointly and severally, hereby make the following representations and warranties to
Purchaser:

                 (a) Due Organization; Qualification; No Subsidiaries. Seller is duly organized and validly existing under the laws of the state of Florida. Seller is qualified to do business in the states of Florida, Texas, Kansas and Georgia. Seller has no subsidiaries.

                 (b) Power; Authorization: Capacity. Seller has full right, power, and authority necessary to own, lease, and operate its assets and properties and carry on the Business in the manner presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the "Transactions") have been duly authorized by all necessary action of Seller and NewCare. Seller and NewCare have full power and capacity to execute, deliver, and perform this Agreement and each of the agreements and documents to be delivered by Seller and NewCare in connection herewith.

                 (c) Execution. This Agreement has been duly executed and delivered by Seller and NewCare and constitutes a legal, valid, and binding obligation of each such party enforceable against each such party in accordance with its terms and conditions.

                 (d) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, nor the compliance with or fulfillment of the terms and conditions hereof, will violate, conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of Seller or any contract, commitment, agreement, understanding, arrangement, or restriction to which Seller is a party or by which Seller is otherwise bound, or any statute, ordinance, law, rule, regulation, policy, code, ruling, order, writ, injunction, decree, or judgment of any governmental authority or court (collectively, "Laws") applicable to Seller or the Business.

                 (e) Capital Stock. NewCare owns all of the issued and outstanding shares of stock of Seller, all of which shares are validly issued fully paid and nonassessable, and free and clear of all liens, claims, charges and encumbrances of any kind, except a lien in which the lienholder has no rights with respect to the assets of Seller.

                 (f) Ownership of Sale Assets. At Closing Seller will transfer to Purchaser good and merchantable title to all of the Sale Assets, free and clear of any and all liens, pledges, security interests, limitations, restrictions, and encumbrances of every kind and character, and the documents used to fulfill Seller's obligations under this Agreement will be sufficient to vest such title in Purchaser. There are no legal, contractual, or other restrictions upon Seller's right to sell the Sale Assets. The Sale Assets are in good operating condition, ordinary wear and tear excepted, neither require nor can reasonably be expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business.

                 (g) Licenses. Seller has all registrations and licenses required to own and operate the Business. No proceedings have been instituted with a view toward terminating or limiting the scope of any registrations or licenses of Seller. None of such registrations and licenses is subject to any outstanding order, decree, judgment, or stipulation, proceeding, or, to the knowledge of Seller and NewCare, investigation.

                 (h) Insurance. There is in full force and effect, with respect to Seller and the Business, policies of insurance of the types and in amounts determined by Seller upon advice of their insurance agent to be adequate.

                 (i) Equipment Leases and Service Agreements. Seller has all necessary authority to assign to Purchaser the equipment leases and service agreements being expressly assumed by Purchaser, and Seller has performed in all respects its duties under such leases and agreements. All such agreements were entered into by Seller in the ordinary course of business and are enforceable in accordance with their terms, and there are no defaults by any party thereunder. No equipment lease or service agreement being assumed by Purchaser has been canceled, and Seller has not received a threat of cancellation of any such leases or agreements. No equipment which is part of an equipment lease agreement or obligation being assumed by Purchaser is listed on Schedule 1.01(a).

                 (j) Premises. There are no structural defects in the Premises known to Seller or NewCare. The Premises are properly zoned, and its current and intended use complies in all respects with all applicable zoning and other ordinances, laws and legal restrictions regulating development and use of the Premises. Seller has not received notice of and has no knowledge of any changes or proposed changes to access to the Premises. There are no easements or other use restrictions relating to the Premises which would restrict in any way Purchaser's use of the Premises. There are presently no special assessments assessed or levied on the Premises. There is no condemnation or eminent domain proceeding pending or threatened with respect to any part of the Premises. Seller has no liability in respect of any activities associated with the generation, transportation, release, storage, treatment, disposal or identification of infectious or biomedical wastes. There is no underground storage tank ("UST") on or under, nor has any UST been removed from the Premises. The Premises are not contaminated with any toxic or hazardous substance, material or waste, and there exists on or under the surface of the Premises no substance or condition which is required by any statute, law, rule, regulation or requirement of any governmental agency or authority to be removed, cured or corrected, and Seller specifically warrants and represents to Purchaser that it (a) does not presently engage in nor does it presently permit, (b) has not at any time in the past engaged in nor permitted, and (c) has no knowledge of any prior owner of the Premises or other person or entity engaged in or permitted, any operations or activities upon, or any use and occupancy of the Premises, or any portion thereof for the purpose of or in any way involving the handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) of any toxic or hazardous substances, materials or wastes, or any wastes regulated or for which liability may be imposed under any local, state or federal law, including, without limitation, any so-called "superfund" or "superlien" laws, except for pharmaceuticals and supplies that have been properly disposed.

                 (k) Possession. Possession of the Sale Assets shall be transferred by Seller to Purchaser at Closing.

                 (l) Compliance with Laws. Seller is not in violation of any law, regulation, or order of any federal, state, or local governmental authority or court, including, without limitation, any laws, regulations, or orders relating to Medicare or Medicaid reimbursement, the corporate practice of medicine, environmental matters, occupational health or safety, or the generation, storage, transportation, or disposal of infectious wastes. All health care, tax, and other returns, reports, plans, and filings of any nature required to be filed by Seller with any federal, state, or local governmental authorities and any third-party payors have been properly completed and filed. Each return, report, plan, and filing contains no untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate.

                 (m) Required Consents. No approval of or consent from any person, public or private, is required to permit Seller to execute and deliver this Agreement, to consummate the Transactions, and to comply with and fulfill the terms and conditions hereof.

                 (n) Employee Benefits; Employees. Seller shall remain liable for any and all benefits and liabilities under any pension, profit-sharing, bonus, deferred compensation, retirement, stock option, health, disability, insurance, welfare, or other employee benefit or severance benefit plan, arrangement, contract agreement, program, or policy of Seller. Seller has not had any unusual pay increases or material changes in benefits since January 1, 1996 other than in the ordinary course of business. No essential employee has given notice to Seller of his or her intention to terminate his or her employment with Seller.

                 (o) Employee Disputes. Seller knows of no material disputes, grievances, charges, complaints or proceedings involving any past or present employees, independent contractors or agents.

                 (p) Taxes Withheld and Paid. All monies required to be withheld by Seller from wages and salaries for income and social security taxes with respect to employees of Seller have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller. Seller's unemployment insurance taxes have either been paid to the appropriate governmental agency or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller. Seller has paid or will pay prior to Closing any and all taxes or assessments of any form or nature which have been levied against the Sale Assets or the Business by any governmental entity with taxing jurisdiction over them which are due or payable on or before Closing.

                 (q) Financial Statements; Condition. Schedule 3.01(q) includes the audited annual financial statements of NewCare (which include Seller's financials) for its fiscal years ended December 31, 1994 and December 31, 1995 and the unaudited financial statements of Seller for the 8-month period ended August 31, 1996 (collectively, the "Financial Statements"). The Financial Statements are accurate and complete and present fairly the financial position and results of operations of Seller for the periods they cover in conformity with generally accepted accounting principles applied on a consistent basis. The income statements included in the Financial Statements do not reflect any material items of special or nonrecurring income or any other income not earned in the ordinary course of business. There has been no material adverse change in the operation of the Business or the financial condition of Seller since January 1, 1996. Seller has no knowledge of any event which might be expected to have an adverse effect on the financial condition of Seller, the results of operations of the Business, or its prospects.

                 (r) No Options. Seller has not made any other agreement for the sale, lease of, or given any other person an option to purchase or lease, all or any part of the Sale Assets or the Business.

                 (s) No Acceleration of Income. Seller has not, in anticipation of this Agreement or the Transactions, taken any other action which might have the effect of accelerating the receipt of income in connection with the Business or received any prepayment for goods or services to be delivered or provided by the Business after the Closing Date. All receipts have been taken in the ordinary course of business.

                 (t) No Litigation or Claims. Seller is not subject to nor has any knowledge of potential or threatened actions, suits, proceedings, or claims affecting the Business or the Sale Assets. With respect to the Business and the Sale Assets, Seller has not been charged with, nor, to the knowledge of Seller, is being investigated with respect to, any Law, and no judgment order, writ, injunction, decree (including, without limitation, a consent decree), or other similar command of any court or Federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality which is presently in effect has been entered against or served upon Seller which affects materially and adversely the Business and/or the Sale Assets.

                 (u) Customers. Seller has no knowledge that any nursing home or other facility or institution served by Seller intends to modify, cancel, or otherwise terminate its relationship with Seller or to materially decrease its purchase of products and services from Seller and Seller is not aware of any reason for modification, cancellation, or termination thereof, including the consummation of the Transactions. Schedule 1.01(d) contains a complete and accurate listing of all licensed nursing homes and other facilities being served by Seller pursuant to written contracts as of the Closing Date. The number of licensed nursing home beds being served is 2,500 and the number of correctional facility beds being served is 2,200.

                 (v) Absence of Certain Business Practices. Neither Seller or NewCare, nor to the knowledge of Seller and NewCare, any officer, employee, agent or any other person acting on their behalf, directly or indirectly, within the past five years has given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee, or other person who (i) might subject Seller to any damage or penalty in any civil, criminal, or governmental litigation or proceeding; (ii) if not given in the past, might have had an adverse effect on the assets, properties, business, or operations of Seller; or (iii) if not continued in the future, might adversely affect Seller's assets, operations, or the prospects of the Business or which might subject Seller to suit or penalty in any private or governmental litigation or proceeding.

                 (w) Affiliated Transactions. Neither Seller nor NewCare nor any of their respective directors or officers is a partner or shareholder or has any other economic interest in any customer or supplier of Seller with respect to the Business that will extend beyond the Closing Date.

                 (x) Brokers and Finders. No broker, finder, or other person or entity active in a similar capacity has participated on behalf of Seller or NewCare in bringing about the transactions contemplated by this Agreement, rendered any services with respect thereto, or been in any way involved therewith.

                 (y) No Misrepresentations. No representation or warranty made by Seller or NewCare in this Agreement, the Schedules hereto, or any certificate, document, or agreement delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty true.

         Section 3.02. Representations and Warranties of Purchaser. Subject to the provisions of Article VIII of this Agreement, Purchaser hereby makes the following representations and warranties to Seller:

                 (a) Due Organization; Qualification. Purchaser is duly organized, validly existing, and in good standing under the laws of the State of Ohio. Purchaser is duly qualified to do business in the State of Florida.

                 (b) Power; Authorization. Purchaser shall have the full right, power, and authority necessary to own and operate the Business after Closing. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action of Purchaser.

                 (c) Execution. This Agreement has been duly executed and delivered by Purchaser, and constitutes a legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and conditions, subject to usual equity principles and except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally.

                 (d) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, nor the compliance with or fulfillment of the terms and conditions hereof, will violate, conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of Purchaser, or, any material contract, commitment, agreement, understanding, arrangement, or restriction to which Purchaser is a party or by which Purchaser is otherwise bound, or any material provisions of any Laws applicable to Purchaser.

                 (e) No Misrepresentations. No representation or warranty made by Purchaser in this Agreement, the Exhibits hereto, or any certificate or document delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any such representation or warranty true.


                                   ARTICLE IV
                              COVENANTS OF SELLER

         Section 4.01. General. Seller covenants and agrees that, from January 1, 1996, through the Closing Date, Seller has used and will continue to use its best efforts to keep the Business intact and to preserve the goodwill of the Business with its customers, suppliers, employees, independent contractors, and others having business relations with the Business. During such period, Seller has conducted the Business, operations, activities, and practices of the Business in a reasonable manner in accordance with Seller's past practices and procedures; has engaged only in transactions or other activities which are in the ordinary course of the Business; has used its best efforts to kept available and maintained the services of key employees on the same or substantially similar terms; has maintained all necessary licenses and permits; has not sold, leased, or otherwise disposed of any of the Sale Assets except in the ordinary course of business and in compliance with the terms of this Agreement; and has continued to use its best efforts to pay all taxes, charges and assessments affecting the Business and the Sale Assets in a timely fashion.

         Section 4.02. Non-Competition. For the five (5) year period commencing on the date hereof, neither Seller nor NewCare shall, without the prior written consent of Purchaser, engage (through its officers, directors, employees or agents) or invest, directly or indirectly, in or compete with the Business of Purchaser (hereinafter defined) within the State of Florida. For purposes of this Section 4.02, the "Business of Purchaser" means Purchaser's institutional and correctional pharmacy, medical supply and equipment, I.V. and home infusion businesses for nursing homes and other institutional care or correctional facilities, and individuals residing in any such home or facilities.

                                   ARTICLE V
                             CONDITIONS PRECEDENT

         Section 5.01. Conditions Precedent to Purchase. The obligations of Purchaser hereunder are subject to each of the following conditions precedent, each of which may be waived by Purchaser:

                 (a) Due Diligence by Purchaser. Purchaser may terminate this Agreement by giving written notice to NewCare and Seller on or before the 18th day of October, 1996, if Purchaser is not satisfied with the results of its due diligence investigation regarding the business of Seller.

                 (b) Assignment of Service Agreements. Seller shall execute and deliver to Purchaser Assignments of Multi-Care Plan Services Agreements in a form acceptable to Purchaser and its counsel relating to Muti-Care Plan Services Agreements, also in a form acceptable to Purchaser and its counsel, which agreements are by and between Seller and each nursing home controlled and/or owned by NewCare.

                 (c) Corporate Approval. Seller shall have taken all requisite action for the valid performance of this Agreement and for the sale and transfer to Purchaser of the Sale Assets, including obtaining written approval of this Agreement by the shareholders and the Board of Directors of Seller and the Board of Directors of NewCare;

                 (d) Covenants and Commitments. Seller shall have performed in all material respects all covenants and commitments contained in this Agreement which are to be performed by it on or before Closing;

                 (e) Representations and Warranties. The representations and warranties of Seller and NewCare contained in this Agreement and the Exhibits attached hereto shall be true and correct in all respects as of the Closing Date.

                 (f) Legal Action. There shall have been no institution of any action or proceeding before any court or governmental or regulatory or administrative agency or commission, by any person or entity challenging the consummation by the parties hereto of the Transactions or otherwise materially and adversely affecting any of the parties;

                 (g) Releases and Consents. Seller shall have obtained a full and complete release of any and all liens, encumbrances and security interests to the Sale Assets and the consents of the respective landlords under the Leases and of the parties to other contracts to be assigned, where such consent is required; and

                 (h) Deliveries. Seller shall have delivered to Purchaser all Deliveries provided for in Section 6.02 below.

         Section 5.02. Conditions Precedent to Sale. The obligations of Seller hereunder are subject to each of the following conditions precedent, each of which may be waived by Seller:

                 (a) Corporate Approval. Purchaser shall have taken all requisite action for the valid performance of this Agreement and for the purchase by Purchaser of the Sale Assets;

                 (b) Covenants and Commitments. Purchaser shall have performed in all material respects all covenants and commitments contained in this Agreement which are to be performed by it on or before Closing;

                 (c) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement and the Exhibits attached hereto shall be true and correct in all material respects as of the Closing Date;

                 (d) Legal Action. There shall have been no institution of any action or proceeding before any court or governmental or regulatory or administrative agency or commission, by any person or entity challenging the consummation by the parties hereto of the
         Transactions or otherwise materially   and adversely affecting any of
         the parties; and

                 (e) Deliveries. Purchaser shall have delivered to Seller all Deliveries provided for in Section 6.03 below.


                                   ARTICLE VI
                                    CLOSING

         Section 6.01. Closing Date. The closing ("Closing") shall be held on the 24th day of October 1996 (the "Closing Date"). The Closing shall be held at 11:00 a.m. local time at the law offices of Jacobs, Forlizzo & Neal, P.A., 13577 Feather Sound Drive, Suite 300, Clearwater, Florida, or at such other time, date or place which is mutually agreeable to Seller, NewCare and

Purchaser. At Closing, Seller and Purchaser shall execute and/or deliver the instruments, documents and considerations ("Deliveries") required by Sections
6.02 and 6.03 hereof.

         Section 6.02. Deliveries by Seller. Unless otherwise provided, at Closing, Seller shall execute and/or deliver to Purchaser the following documents, all of which shall be in form and substance as provided herein or otherwise reasonably satisfactory to Purchaser and its counsel:

                 (a) Certificate of Existence of Seller. Certificate of Existence, or its equivalent, issued by the Secretary of State of the state of Florida;

                 (b) Bill of Sale. A warranty bill of sale from Seller transferring the Sale Assets to Purchaser;

                 (c) Assignment and Assumption Agreement. An instrument of assignment executed by Seller assigning to Purchaser all of Seller's rights and nondelinquent obligations with respect to the Assumed Liabilities;

                 (d) Real Estate Leases. The Leases assigned by Seller along with the respective landlord's written consent;

                 (e) Employment Agreements. Employment agreements executed by Edward R. Meyer and Matthew Carroll;

                 (f) Closing Certificate. A Closing Certificate from Seller and NewCare; and

                 (g) Other Considerations. Seller shall deliver to Purchaser each of the other instruments, documents, and considerations herein elsewhere provided to be delivered by Seller to Purchaser and such other instruments, documents, and considerations as Purchaser may reasonably deem necessary to consummate the Transactions.

         Section 6.03. Deliveries by Purchaser. At Closing, Purchaser shall execute and/or deliver to Seller or others, as appropriate, the following documents, all of which shall be in form and substance as provided herein or otherwise reasonably satisfactory to Seller and its counsel:

                 (a) Purchase Price. A wire transfer pursuant to Seller's written instructions for the initial cash payment of the Purchase Price as provided in Section 2.03;

                 (b) Assignment and Assumption Agreement. An instrument of assignment executed by Purchaser assuming all of Seller's rights and nondelinquent obligations with respect to the Assumed Liabilities;

                 (c) Real Estate Lease. An instrument of assumption for each of the Leases;

                 (d) Employment Agreements. Employment agreements for Edward R. Meyer and Matthew Carroll executed by Purchaser; and

                 (e) Other Considerations. Purchaser shall deliver to Seller and/or others each of the other instruments, documents, and consideration herein elsewhere provided to be delivered by Purchaser to Seller and/or others and such other instruments, documents, and considerations as Seller and/or others may reasonably deem necessary to consummate the Transactions.


                                  ARTICLE VII
                    OBLIGATIONS OF THE PARTIES AFTER CLOSING

         Section 7.01. Additional Instruments of Transfer. After Closing, Purchaser and Seller and their successors shall, from time to time, execute such additional instruments of transfer and take any such other actions as any other party may reasonably request in order more effectively or completely to evidence of record, or otherwise, Purchaser's ownership of the Sale Assets.

         Section 7.02. Payment of Nonassumed Liability. Following the Closing, Seller shall pay in the normal and ordinary course of business all of its liabilities, which are not being assumed by Purchaser pursuant to this Agreement.

         Section 7.03. Collection of Property. Each party agrees that it will immediately and without delay transfer or deliver to the other party from time to time on and after Closing any and all cash remittances or other property such party may receive which belongs to the other party.

         Section 7.04. Unemployment Contribution Rating. Following the Closing, at Purchaser's request, Seller shall cooperate with Purchaser in obtaining Seller's state unemployment contribution rate applicable to the Business and its employees.

         Section 7.05. Drug Permits and Licenses. Seller acknowledges that Purchaser may not have all required licenses, permits, and other governmental authorizations (the "Licenses") to take title to all of the Sale Assets and to operate all aspects of the Business immediately following the Closing. Seller shall cooperate with and assist Purchaser in obtaining the Licenses in a timely manner and, to the extent legally able, shall allow Purchaser to operate the Business under the authority of Seller's Licenses. Purchaser shall distribute pharmaceutical supplies and provide health and pharmacy services as would be required of Seller under such Licenses and shall indemnify and hold Seller harmless from and against any and all claims, liabilities, costs or expenses arising from the operations after the Closing Date in accordance with Section
8.03 below.  Purchaser shall diligently obtain such licenses.


                                  ARTICLE VIII
                                INDEMNIFICATION

         Section 8.01. Survival of Representations and Warranties. Subject to the provisions of this Article VIII, the representations and warranties of Seller in Section 3.01 and of Purchaser in Section 3.02 shall survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

         Section 8.02. Indemnification by Seller and NewCare. Seller and NewCare shall jointly and severally indemnify Purchaser and its respective directors and officers (the "NCS Indemnified Parties"), and hold them harmless from and against, all claims, damages, losses, deficiencies, costs and expenses (including, but not limited to, reasonable attorneys' fees), which any NCS Indemnified Party may incur, suffer or become liable for as a result of or arising out of or in connection with the inaccuracy or breach of any representations, warranties or covenants of Seller or NewCare contained in this Agreement, subject in each instance to the following:

                 (a) Limitations on Periods During Which Claims Can Be Made. Except with regard to claims for breach of the warranties and representations of Seller or NewCare set forth in Subsections 3.01(b),
         (d), (f), (j), (l), (p) and (q) (claims for which an action may be brought within the applicable statutory period during which the claims would not otherwise be time-barred under applicable law), all other claims must be asserted in writing by Purchaser on or before the third anniversary of this Agreement.

         Section 8.03. Indemnification by Purchaser. Purchaser shall indemnify Seller and NewCare, and hold them harmless from and against, all claims, damages, losses, deficiencies, costs, and expenses (including, but not limited to, reasonable attorneys' fees), which they may incur, suffer or become liable for as a result of or arising out of or in connection with the inaccuracy or breach of any representations, warranties or covenants of Purchaser contained in this Agreement or the operation of the Business following the Closing, subject in each instance to the following:

                 (a) Limitations on Periods During Which Claims Can Be Made. All claims must be asserted in writing by Seller or NewCare on or before the third anniversary of this Agreement.

         Section 8.04. Third Party Claims. If any legal proceeding is instituted or any claim asserted by any third party (a "Claim") in respect of which Seller on the one hand, or the NCS Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity (the "Indemnitee") will give the party from whom indemnity is sought (the "Indemnitor") prompt written notice thereof. The Indemnitor will have the right, at its option and expense, to participate in the defense of such a Claim, but not to control the defense, negotiation or settlement thereof, which control will at all times rest with the Indemnitee, unless the Claim involves only money damages, not an injunction or other equitable relief, and unless the Indemnitor (a) acknowledges in writing responsibility for investigation and diligent defense of the Claim and (b) furnishes satisfactory evidence of the financial ability to indemnify the Indemnitee, in which case the Indemnitor may assume such control through counsel of its choice and at its expense, but the Indemnitee will continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a Claim. In any such event in which Indemnitor undertakes the defense pursuant to the preceding sentence, Indemnitor shall advise Indemnitee on a regular basis with respect to the Claim.

                 If the Indemnitor does not assume control of the defense of such a Claim, the entire defense of the Claim by the Indemnitee, any settlement made by the Indemnitee, and any judgment entered in the Claim will not be deemed to have been consented to by, and will not be binding on, the Indemnitor without the Indemnitor's written consent, which consent shall not unreasonably be withheld, and the right of the Indemnitor to contest the right of the Indemnitee to indemnification under this Agreement with respect to the Claim will not be extinguished.

                 If the Indemnitor does assume control of the defense of such a Claim, it will not, without the prior written consent of the Indemnitee, settle the Claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect of the Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.


                                   ARTICLE IX
                                 MISCELLANEOUS

         Section 9.01. Entire Agreement. This Agreement and the Closing Documents constitute the exclusive statement of the agreement among the parties concerning the subject matter hereof.

         Section 9.02. Successors Bound. The terms and conditions of this Agreement shall extend to and inure to the benefit of and be binding on the respective heirs, successors, and permitted assigns of the parties.

         Section 9.03. Title and Captions. All articles or section titles or captions contained in this Agreement are for convenience of reference only and shall not be used in the interpretation or construction of this Agreement.

         Section 9.04. Injunctive Relief. The parties hereby agree that a breach or threatened breach by Seller or Purchaser of this Agreement may cause irreparable injury to the parties hereto that is inadequately compensable in damages and, as a result, the non-breaching party will not have an adequate remedy at law to redress such injury. Therefore, in the event any of the parties hereto threatens to violate or violates any provision of this Agreement, the parties hereto agree that in addition to other remedies, the parties shall be entitled to injunctive relief including, but not limited to, temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any violation or threatened violation of this Agreement.

         Section 9.05. Expenses, Taxes and Brokerage Fees. Each of the parties hereto shall bear its own legal and accounting expenses incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement.

         Section 9.06. No Assignment. This Agreement may not be assigned by any party without the written consent of the other party.

         Section 9.07. Further Assurances. Each of the parties agrees that as requested by the other party after the Closing, said party will do all such further acts as may be required for the parties to effectuate the transactions contemplated by this Agreement.

         Section 9.08. No Public Statement. The parties agree that they shall not make any public statement or disclosure regarding any amounts paid to or by them pursuant to this Agreement, except as Purchaser or Seller may be required by law to disclose (for example, SEC filings).

         Section 9.09. Notices. All notices or other communications hereunder shall not be binding on any party hereto unless in writing, and delivered to the party at the address for such set forth herein.

                 Notices shall be deemed duly delivered upon hand or express delivery thereof at the addresses specified below or two (2) days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided above.

         Section 9.10. No Third-Party Beneficiaries. This Agreement is for the benefit of and may be enforced only by the parties hereto and their respective successors, transferees and permitted assignees, and is not for the benefit of, and may not be enforced by, any third-party.

         Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

         Section 9.12. Facsimile Signatures. Facsimile signatures shall be treated the same as original execution signatures for purposes of Closing, provided original signatures are to be delivered promptly following Closing.

         INTENDING TO BE LEGALLY BOUND, the parties hereto or their duly authorized representatives have executed this Agreement, to be deemed effective as of the day and year first above written.

SPECTRUM HEALTH SERVICES,                   NCS HEALTHCARE OF FLORIDA, INC.,
INC., a Florida corporation ("Seller")      an Ohio corporation ("Purchaser")


By: /s/ Robert W. Bell, Sr.                 By: /s/ William B. Byrum
    ----------------------------------          --------------------------------
    Robert W. Bell, Sr., Secretary              William B. Byrum, Vice President

Address: 6026 Jetport Industrial Blvd.      Address: 3201 Enterprise Parkway,
         Tampa, Florida 33634                        Suite 220
                                                     Beechwood, Ohio 44122


NEWCARE HEALTH CORPORATION,
a Nevada corporation ("NewCare")


By: /s/ Robert W. Bell, Sr.
    ---------------------------------
    Robert W. Bell, Sr., President

Address: 3600 Oak Manor Lane, Building #4
         Largo, Florida 34644